Exhibit 99.1

For investor relations information, contact:
EF Johnson Technologies, Inc.
Jana Ahlfinger Bell, 972.819.0700

e-mail: jbell@efji.com

EF Johnson Technologies Announces Profitable Second Quarter Results

Reports Quarterly Revenues of $30.1 million, Gross Margin of 42%,

and $1.1 million in Second Quarter Profits

Irving, TX — August 6, 2009 — EF Johnson Technologies, Inc. (NASDAQ: EFJI), a leading provider of secure wireless communications solutions, today announced its results for the quarter ended June 30, 2009.  Revenues were $30.1 million, gross margin was 42% and net income was $1.1 million, or $0.04 per diluted share, for the three months ended June 30, 2009.

“This quarter’s performance is substantially improved over our first quarter results with 34% stronger revenue and higher margins resulting in positive operating income for the second quarter,” said Michael E. Jalbert, chairman and chief executive officer.

Second quarter revenues of $30.1 million declined $2.4 million, or 8%, as compared to last year’s second quarter revenues of $32.6 million, our gross profit increased $1.6 million, or 14%, to $12.6 million in the three months ended June 30, 2009, from $11.0 million for the same period in 2008.  Gross profit as a percentage of revenues (“Gross Margin”) was 42% for the three months ended June 30, 2009, versus 34% for the same period a year ago.  The increase in gross profit and gross margin was primarily attributable to a high margin product mix coupled with a lower cost of sales.  The lower cost of sales reflects improved manufacturing and product yields on our new generation land mobile radio (LMR) “ES” radio platform.

Operating expenses increased $1.6 million, or 17%, to $11.1 million in the second quarter of 2009, as compared to last year’s second quarter of $9.5 million, due to a non-recurring engineering cost reimbursement of $4.0 million received in the second quarter of 2008.  Excluding this one time reimbursement from the prior year, comparative operating expenses would have declined $2.4 million reflecting the Company’s continued cost reduction initiatives.

Net income was $1.1 million, or $0.04 per diluted share, for the three months ended June 30, 2009, as compared to net income of $1.3 million, or $0.05 per diluted share, for the same period last year.

For the first six months of 2009, revenues decreased $13.9 million, or 21%, to $52.6 million, as compared to $66.5 million for the first six months of 2008. The decline in first half revenues was primarily related to the lower first quarter federal LMR and FCC rebanding revenues. Net loss for the first six months of 2009 was $0.1 million as compared to net loss of $0.7 million for the first six months of 2008. Loss per share for the first six months of 2009 was breakeven as compared to a loss per share of $0.03 for the same period in 2008.

“While I am encouraged with our recent quarter progress and current sales pipeline activity, I am cautiously optimistic about our second half outlook.  We are investing in sales development and new products for our growth markets.  We continue to see grant funding availability in the state and local markets; and we expect additional federal funding opportunities for our government broadband solutions in the second half of the year.  We are projecting the FCC rebanding initiative will continue to provide revenue through 2010,” Jalbert said.

Jalbert also stated that, “The Company does not provide guidance, but our goal is to continue to drive towards profitability for the year.”

The Company will release the financial results for the quarter ending June 30, 2009, and has scheduled an investor webcast and conference call for 4:00 p.m. Eastern Time on Thursday, August 6, 2009. The investor conference call will be available via live webcast on the EF Johnson Technologies, Inc. website at www.efjohnsontechnologies.com under the tab “Investor Relations.” Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. The webcast will be archived for 30 days.

To participate by telephone, the domestic dial-in number is (877) 407-8031 and the international dial-in number is (201) 689-8031. Participants are urged to call in to the conference call at least 10 minutes prior to the start time.

About EF Johnson Technologies, Inc.

Headquartered in Irving, Texas, EF Johnson Technologies, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International names. For more information, visit http://www.EFJohnsonTechnologies.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the level of demand for the Company’s products and services, dependence on continued funding of governmental agency programs, the timing and receipt of orders, continued access to bank lines of credit, reliance on contract manufacturers, the timely procurement of necessary manufacturing components, software feature development and the implementation of application software, successful integration of the system components, general economic and business conditions, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2008 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

EF JOHNSON TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2009 and 2008

(Unaudited and in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
		(as restated)		(as restated)
Revenues	$30,129	$32,570	$52,558	$66,469
Cost of sales	17,538	21,564	32,269	44,069
Gross profit	12,591	11,006	20,289	22,400

Operating expenses:
Research and development, net of reimbursements	3,105	121	6,436	3,376
Sales and marketing	2,433	3,248	4,909	6,414
General and administrative	5,329	5,706	10,752	12,107
Amortization of intangibles	244	406	490	813
Escrow fund settlement	—	—	(2,804)	—
Total operating expenses	11,111	9,481	19,783	22,710
Income (loss) from operations	1,480	1,525	506	(310)

Interest expense, net	(352)	(268)	(636)	(449)
Income (loss) before income taxes	1,128	1,257	(130)	(759)

Income tax (expense)	—	—	—	—
Net income (loss)	$1,128	$1,257	$(130)	$(759)

Net income (loss) per share — Basic	$0.04	$0.05	$—	$(0.03)
Net income (loss) per share — Diluted	$0.04	$0.05	$—	$(0.03)

Weighted average common shares — Basic	26,540,418	26,082,124	26,462,612	26,072,017
Weighted average common shares — Diluted	27,008,582	26,406,889	26,462,612	26,072,017

EF JOHNSON TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2009 and December 31, 2008

(Unaudited and in thousands, except share and per share data)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$9,451	$11,267
Restricted cash	5,028	—
Accounts receivable, net of allowance for returns and doubtful accounts of $1,898 and $1,969, respectively	21,631	18,234
Accounts receivable due from related parties	376	1,281
Receivables - other	650	849
Cost in excess of billings on uncompleted contracts	2,879	5,116
Inventories, net	34,487	37,322
Prepaid expenses	1,535	1,632
Total current assets	76,037	75,701
Property, plant and equipment, net	5,038	5,996
Restricted cash	—	2,021
Goodwill	5,126	5,126
Other intangible assets, net of accumulated amortization	8,278	8,770
Other assets	71	73
TOTAL ASSETS	$94,550	$97,687
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt obligations	$15,823	$9
Accounts payable	8,670	11,728
Accrued expenses	10,241	10,786
Billings in excess of cost on uncompleted contracts	396	217
Deferred revenues	847	1,235
Total current liabilities	35,977	23,975
Long-term debt obligations, net of current portion	1	15,006
Deferred income taxes	631	631
Other liabilities	18	1,106
TOTAL LIABILITIES	36,627	40,718

Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 26,543,142 and 26,336,735 issued and outstanding as of June 30, 2009 and December 31, 2008, respectively)	262	262
Additional paid-in capital	155,584	154,688
Accumulated other comprehensive loss	(814)	(1,088)
Accumulated deficit	(96,991)	(96,861)
Treasury stock (103,255 and 18,083 shares at cost at June 30, 2009 and December 31, 2008)	(118)	(32)
TOTAL STOCKHOLDERS’ EQUITY	57,923	56,969
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$94,550	$97,687

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